Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR REPORTS PRELIMINARY OPERATIONAL RESULTS AND GUIDANCE

AND

SCHEDULES SECOND QUARTER 2011 RESULTS CONFERENCE CALL

Denver, CO—July 19, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced preliminary production results for the second quarter of 2011 and 2011 updated guidance for its Bogoso/Prestea and Wassa/HBB operations.

Production results for the first half of 2011 and updated guidance are as follows:

2011 Guidance
	Bogoso/Prestea	Wassa/HBB	Combined
First Quarter—Actual
Oz Produced	30,576	53,332	83,908
Cash operating cost ($/ounce)	$1,370	$757	$980

Second Quarter—Actual
Actual ounces of production	34,077	38,464	72,541
*Estimated cash operating cost ($/ounce)	$1,383	$811	$1,080

Third Quarter
Estimated ounces of production	43,000	40,000	83,000
Estimated cash operating cost ($/ounce)	$1,025	$865	$948

Fourth Quarter
Estimated ounces of production	46,000	46,000	92,000
Estimated cash operating cost ($/ounce)	$1,045	$780	$913

2011 Full Year
Estimated ounces of production	153,653	177,796	331,449
Estimated cash operating cost ($/ounce)	$1,179	$799	$975

*	Preliminary, subject to change until filed with regulatory agencies on August 8, 2011.

Tom Mair, President and CEO, commented, “During the second quarter we continued to see progress at Bogoso/Prestea. Waste stripping was accelerated and the increased availability of fresh sulfide material resulted in improved recovery in the Bogoso Sulfide Processing Plant. Wassa continued to operate in line with expectations. On a consolidated basis, while production in the second quarter of 2011 was lower than forecast, our full year forecast is within 2% of our previous guidance. In May we

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announced we would conduct a full review of the Bogoso/Prestea operations. This was completed and presented to the Board of Directors on July 15, 2011. We continue to focus on cost and productivity at both mines and expect these efforts to have a positive impact on results in the near term.”

Bogoso/Prestea:

	2Q	1Q	4Q
	2011	2011	2010
BOGOSO/PRESTEA OPERATING RESULTS
Mining
Ore mined (000s t)—Refractory	608	695	591
Ore mined (000s t)—Non refractory	7	—	85
Total ore mined (000s t)	615	695	676
Waste mined (000s t)	5,393	4,089	4,826
Bogoso Sulfide Plant
Refractory ore processed (000s t)	604	721	628
Refractory grade—(g/t)	2.31	2.46	2.07
Recovery—Refractory (%)	66.0	61.0	56.2
Cash operating cost ($/oz)	1,383	1370	1521
Gold sold (oz)	34,077	30,576	28,021

*	Preliminary, subject to change until filed with regulatory agencies on August 8, 2011.

Bogoso/Prestea mine focused its efforts in the second quarter of 2011 on returning the Bogoso North and Chujah pits to design by mining 32% more waste than in the first quarter. This resulted in a temporary increase in the stripping ratio to 10.5:1 versus design of 8:1, lower ore mining rate and processing throughput, and a commensurate increase in cash operating costs. We expect to mine extra waste through the end of 2011 with the stripping ratio dropping to design for the whole of 2012.

While the processed ore grade was down 6% in the second quarter of 2011, quarter on quarter, this was offset by the higher metallurgical recovery attained in the sulfide plant. This was a direct consequence of processing an appropriate blend of fresh and transition ores rather than milling a higher proportion of transition material. Recovery rates over the quarter are improving from previous quarters with sulfide recovery rates of 56.2% for the fourth quarter of 2010, to 61.0% for the first quarter of 2011 to 66.0% for the second quarter of 2011. The recovery rate in June 2011 was reported to be 69.4%. As the pits are returned to design over the next 2 quarters, we expect to be able to feed a more optimal blend of ore at a higher and more consistent rate; this will result in higher recovery and gold production.

We are also pleased to report that mining at Buesichem North pit commenced in the second quarter and that we are on track for pre-stripping to commence at the Pampe oxide pit in the third quarter of 2011. The oxide plant will undergo minor refurbishment and improvement in anticipation of oxide ore delivery to the mill in the first quarter of 2012.

Over the last two months, since the May 10, 2011 announcement, management conducted an operational review of the Bogoso/Prestea operations which the Board has reviewed and approved. These plans include the development of the Dumasi and Buesichem South pits, the re-opening of the Pampe oxide pit, the retreatment of Bogoso and Marlu tailings, and the acquisition of new mining equipment.

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A total of $71 million is expected to be spent on capital expenditures in 2011. This includes approximately $18 million in mine development, $8 million for mining equipment, $8 million in mine site exploration, $10 million for water treatment plant, $5 million for tailings reclaim, $4 million for the oxide plant, $4 million for the tailings dam, $9 million for the sulfide plant and $5 million for other items. Capital expenditures for 2012 are expected to be approximately $70 million.

Wassa/HBB:

	2Q	1Q	4Q
	2011	2011	2010
WASSA/HBB OPERATING RESULTS
Ore mined (000s t)	576	703	750
Waste mined (000s t)	3,491	4,115	4,364
Ore processed (000s t)	665	724	779
Grade processed (g/t)	1.93	2.33	2.12
Recovery (%)	94.1	95.2	94.2
Cash operating cost ($/oz)	811	757	789
Gold sold (oz)	38,463	53,332	48,895

*	Preliminary, subject to change until filed with regulatory agencies on August 8, 2011.

Wassa mine achieved results close to guidance during the second quarter. The processing plant performed well with recovery slightly higher than budgeted. Cost savings efforts are beginning to be realized although there is still considerable room for improvement.

A total of $40 million is anticipated to be spent at Wassa/HBB for capital expenditures in 2011. This includes $7 million for tailings dam, $11 million in mining equipment, $9 million for mine site exploration, $6 million in mine development, $3 million for the processing plant and approximately $4 million of other. Capital expenditures for 2012 are expected to be approximately $18 million.

The quarterly results will be released after the market close on Monday, August 8, 2011. A conference call and webcast has been scheduled for Tuesday, August 9 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). The conference call will allow shareholders the opportunity to speak with the Company’s management. Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. You can access the call by telephone or by webcast:

North American participants – (877) 407-8289

International participants outside U.S. and Canada – (201) 689-8341

Webcast: www.gsr.com

A recording of the teleconference will be available until August 31, 2011 through the Company’s website at www.gsr.com and it also will be available for the same time period by dialing:

North America – (877) 660-6853, Replay Account number: 329, Replay ID number: 374365

International outside U.S. and Canada – (201) 612-7415, Replay Account number: 329, Replay ID number: 374365

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COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 258.6 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding implementing the results of our cost and productivity study, including the impact of mining extra waste and feeding a more optimal blend of ore on our recovery and gold production at Bogoso/Prestea; our plans for developing the Dumasi and Buesichem South pits, the re-opening of the Pampe oxide pit and the retreatment of Bogoso and Marlu tailings; our 2011 expenditure budget at Bogoso/Prestea and Wassa/HBB budget and planned exploration activities and drilling, the expected impact of our initiatives at Bogoso/Prestea; our 2011 production and cash operating cost estimates, and capital expenditure estimates, our objectives for 2011; and sources of and adequacy of cash to meet capital and other needs in 2011. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

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For further information, please contact:

GOLDEN STAR RESOURCES LTD.         1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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